Exhibit 10.6

English Translation
Nanjing ShunTian Industrials Co., Ltd.
Form of Lease Agreements
(Common Version)

Lessee:	Linkage Technology (Nanjing) Co., Ltd.

Signing Address:	Nanjing Shijie Zhichuang Technology Software Park

Signing Date:	Column A

Lessor (referred to as Party A hereinafter): Nanjing Shijie Zhichuang Technology Software Park Co., Ltd.
Lessee (referred to as Party B hereinafter): Linkage Technology (Nanjing) Co., Ltd.
Pursuant to the Contract Law of the People’s Republic of China and related rules of laws and regulations, Party A and Party B have negotiated and agreed on the matters that Party A will lease the property to Party B on a consensual and equal basis. The following contractual provisions have been agreed hereby:
I.	Party A will lease the property located in Column B of Nanjing Shijie Zhichuang Technology Software Park (see the floor plan of property for details) with the construction area of Column C square meters to Party B for office use. The lease period is Column D.
II.	The total expense of the entire year for this property is Column E, including annual rent of RMB / only (¥ / ), property management fee of RMB / only (¥ / ) and other fees of RMB / only (¥ / ). Party B will pay the rent, property management fee, etc. in installments quarterly in advance before using the property. Prior to moving in, Party B shall first pay the initial rent and property management fee of Column F. For each remaining installment of payments for rent and property management fee, Party B shall make it 15 days beforehand. If overdue, it shall be regarded as default. Default fine shall be 5‰ of the defaulted expenses per day and be deducted from the deposit. If the rent and property are overdue for more than 30 days, Party A shall have the right to terminate the Agreement. In addition to taking accountability for the default, Party B shall pay the related fees for the remaining lease period. Without Party A’s consent, Party B shall not remove any other decorations and fixed assets.
III.	When signing the Agreement, Party B shall separately pay the deposit for using the property facilities. The deposit shall be 10% of the expenses of the entire year which is Column G. After the Agreement is completely performed, Party A shall return the deposit to Party B (any interests shall not be calculated).
IV.	Beginning with Column H after signing the Agreement, the annual expenses shall be incrementally increased by 5%.
V.	To ensure the Agreement of being properly performed, Party B is required to provide the copy of business license (on which ‘Only archiving is allowed’ shall be remarked) and the ID card copy of the legal representative to handle property lease procedures.
VI.	Within the period of the Agreement, Party B shall pay for water, electricity supply and telephone usage fees, etc. on a monthly basis, and those payments shall be adjusted subject to the actual market conditions. Such fees as public lighting and water supply shall be apportioned according to monthly-used quantity, unit price and leased square meters.
VII.	Within the period of the Agreement, without Party A’s written consent, Party B shall not sublease and sub-tenant the property to others at its discretion. Otherwise, Party A shall have the right to terminate the Agreement and shall not return paid rent, property management fee and property deposit.

VIII.	Within the lease period, Party B shall do law-abiding business, and comply with national laws and regulations as well as relevant property management rules as specified by Party A. If Party B violates the property management rules of Party A and rejects to accept the requirements from Party A, Party A shall have the right to terminate the Agreement.

IX.	Within the period of the Agreement, Party B only has the access to use the property and its major fixed facilities. The access right shall be terminated subject to the termination of the Agreement, and the ownership rights shall belong to Party A. Party B is allowed to do some proper decorations and upgrades to the property on its own expenses. However, decorations and upgrades proposal application in writing shall be filed with Party A and related governmental departments. Only after written approval is obtained can Party B conduct the decorations and upgrades, but Party B is not allowed to change the property structure at its discretion. Within one month after the completion, Party B must offer to Party A a complete as-built drawing for archiving. If the property is damaged or the adjacent neighbors are actually affected due to the decorations and upgrades, Party B shall take all responsibilities.

X.	If Party B makes decorations on the property at its discretion without Party A’s consent, Party A has the right to require Party B to stop and reinstate the property, and look into Party B’s infringement accountabilities. Resulted expenses and damages shall be born by Party B.

XI.	The property and facilities provided by Party A are at the actual status when delivery. Within the lease period, Party A shall be responsible for fixing the property’s natural damage, and resulted damage occurred to Party B during the fixing time shall not be Party A’s responsibility. If the damage is brought about due to Party B’s deliberation or negligence, Party B shall be responsible for fixing or compensating for the relevant financial losses. Party B shall be responsible for fixing the decorations and upgrades made by itself. If in-house fragile items such as bulb, light tube, outlet, lock, door and window are damaged, Party A shall give a fix and replacement, and the related material fees shall be paid by Party B.

XII.	Party B shall be subject to the unified management from Party A. Party B shall not, at its discretion, add any heating, cooling and any other non-office electric facilities to the property, and is not allowed to freely put up and place any commercials, placards, piles up sundries and improperly deploy power lines, etc., within the public area of the office building. Otherwise, Party A shall have the right to handle this and give a fine, even terminate the Agreement, and resulted expenses shall be born by Party B.

XIII.	The firefighting facilities provided by Party A are at the actual status when the property is delivered. Party B shall be responsible for maintenance work and providing managers. Meanwhile, Party B shall properly conduct related approval application procedures such as firefighting and environmental protection according to its own project requirements. Flammable, explosive or toxic material shall not be stored in the property. If direct and indirect damage to Party A or third parties result from such accidents as fires, etc., due to Party B’s reason, the total responsibilities shall be undertaken by Party B.

XIV.	Two months prior to expiration of the Agreement, Party B shall, in time, go to Party A’s business-invite office and finance office to handle lease withdrawal or renewal procedures. If Party B chooses renewal, it shall have priority to lease the property under the equivalent conditions, but lease agreement must be re-signed. If lease withdrawal is chosen, Party B shall make the property intact. In-house decorations shall not be moved or removed; fixed assets shall not be removed to be taken away, otherwise, Party B shall take related financial responsibilities. Before expiration of the Agreement, if Party B deliberately ignores the lease withdrawal or renewal procedures, Party A shall carry out the provisions as specified in article XV after the Agreement expires.

XV.	Specific provisions: after this Agreement expires or Party A terminates the Agreement, Party B must move all in-house office facilities and items out of the property within five days after the Agreement expires or its termination, and timely arrange hand-over confirmation procedures list. If not moved out in a proper time, those items within the property shall be considered as discarded articles, Party A shall have the right to dispose them, and resulted expenses shall be born by Party B.

XVI.	If the termination conditions specified in this Agreement are met, the Agreement shall be terminated after Party A serve written notification of Agreement termination to Party B’s office or paste it on Party B’s front door or mail it to the leased property.

XVII.	If either party violates the Agreement, when lease withdrawal, 10% of the total expenses of the entire year in this Agreement shall be also paid as default fine to the other party, and the total expenses paid by Party B shall not be refunded, and Party B is still required to pay the total expenses for the remaining lease period.

XVIII.	If this Agreement can not be performed due to such factors as force majeure and governmental infrastructure construction requirements, both parties shall not compensate for each other, and default responsibilities shall not be required to be undertaken by either party. This Agreement shall be terminated automatically.

XIX.	As for such issues as the unit prices for water and electricity, parking fee and property management, etc., supplementary agreement shall be signed to specify the detailed provision.

XX.	If any issue is unresolved, upon negotiation by both parties, supplementary agreement can be entered into. Supplementary agreement and appendix are the part of this Agreement and have the same legal effect as this Agreement.

XXI.	This Agreement has four counterparts with two counterparts held by each party and shall become effective upon execution by both parties.
Party A (seal) :
/Seal/ Nanjing Shijie Zhichuang Technology Software Park Co., Ltd.
Party B (seal) :
/Seal/ Linkage Technology (Nanjing) Co., Ltd.
Date: Column A

	Column A	Column B	Column C	Column D	Column E	Column F	Column G	Column H	Additional Clauses
1	March 29, 2008	Room No. 1, Building No. 16	4,530	Two years from May 1, 2008 till April 30, 2010	RMB Two million, four hundred and forty-seven thousand, one hundred and six only (¥2,447,106)	RMB Six hundred and eleven thousand, seven hundred and seventy-six, point five (¥611,776.5)	RMB Two hundred and forty-four thousand, seven hundred only (¥244,700)	N/A	There is a Supplementary Agreement to this Agreement attached behind.

2	May 20, 2008	Room No. 1, Building No. 15	1,340	Three years from November 26, 2007 till November 25, 2010	RMB Seven hundred and twenty-three thousand, eight hundred and sixty-eight only (¥723,868)	RMB One hundred and eighty thousand, nine hundred and sixty-seven only (¥180,967)	RMB Seventy-two thousand, three hundred and sixty only (¥72,360)	The third year	i. If Party B fails to fully pay the water and electricity fees within due period, resulting in water or electricity termination by relevant departments, Party B shall take responsibilities for all incurred consequences.
									ii. There is a Supplementary Agreement to this Agreement attached behind.

Column A	Column B	Column C	Column D	Column E	Column F	Column G	Column H	Additional Clauses
3	N/A	Room No. 2-3, Building No. 15	160	One year and nine months from February 26, 2009 till November 25, 2010	RMB Eighty-six thousand, four hundred and thirty-two only (¥86,432)	RMB Twenty-one thousand, six hundred and eight only (¥21,608)	RMB Eight thousand, six hundred and forty only (¥8,640)	August 26, 2009	i. When electricity cut or tripping occurs, neither party will look into the other party’s responsibility, and Party A shall positively provide maintenance and repair.
ii. Party B shall conduct its own fire safety, burglarproof, anti-leak and maintaining work.
iii. Party B shall not, at its discretion, add any heating, cooling and any other non-office electric facilities to the public area such as the top floor.
iv. If Party B fails to fully pay the water and electricity fees within due period, resulting in water or electricity termination by relevant departments, Party B shall take responsibilities for all incurred consequences and compensate for financial losses incurred by Party A and other related lessees.

Form of Supplementary Agreement to the Lease Agreement
Lessor (referred to as Party A hereinafter): Nanjing Shijie Zhichuang Technology Software Park Co., Ltd.
Lessee (referred to as Party B hereinafter): Linkage Technology (Nanjing) Co., Ltd.
Pursuant to the Contract Law of the People’s Republic of China and related rules of laws and regulations, Party A and Party B have negotiated and agreed on the matters that Party A will lease the property to Party B on a consensual and equal basis. The following supplementary agreement to the Lease Agreement between both parties with respect to Column I of Nanjing Shijie Zhichuang Technology Software Park at Ding Huaimen No. 12 is made hereby:
I.	Within the lease period, Party A shall take the following responsibilities:
1.	Provide property management services: 24-hour security patrol service; firefighting facilities; cleaning service for public sector; maintenance and trouble-shooting for power lines, communication lines and water supply pipes; drainage repair; repair for in-house constructional structure; maintenance and greening for roads neighboring to the property; street lamp maintenance; parking management; garbage cleaning.

2.	Free services: negotiations shall be provided to settle the fees incurred with the governmental management departments due to using the property (such as garbage disposal fee, greening fee, etc.) , and the public security fee.

3.	Provide dining convenience for Party B’s staff.

4.	Uphold Party B’s access right to the leased property.

5.	If Party B is adversely affected and cannot normally use the property or suffers from any loss due to any quality problems of the property, Party A shall be responsible for the compensation.
II.	Such fixed assets and items which can not be moved or removed as specified in article XIV of the Lease Agreement are defined as follows: those facilities excluding air-conditioner, office screen and office furniture, etc.

III.	Within the lease period, within seven working days after Party A receives the Column J paid by Party B (if on the two-day weekend or on festival or holiday, the period shall be postponed accordingly), Party A shall provide to Party B the invoices for such Column J as equivalent of the paid value.

IV.	If there are any conflicts between the provisions above and those of the Lease Agreement, provisions of this agreement shall prevail.
Party A (seal) :
/Seal/ Nanjing Shijie Zhichuang Technology Software Park Co., Ltd.
Party B (seal) :
/Seal/ Linkage Technology (Nanjing) Co., Ltd.
Date: Column K

	Column I	Column J	Column K
1	Building No. 16	Rents and property management fees	March 29, 2008

2	Building No. 15	Rents	May 20, 2008